Exhibit 10.30.3

Prepared by and Return to:
PARKER POE ADAMS & BERNSTEIN, L.L.P.
200 Meeting Street, Suite 301
Charleston, South Carolina 29401
Attn: Matthew J. Norton, Esq.

SECOND AMENDMENT TO PARCEL F DEVELOPMENT AGREEMENT

        THIS SECOND AMENDMENT TO PARCEL F DEVELOPMENT AGREEMENT (this "Second Amendment") is made as of the 10th day of August, 2005, by and among, PARCEL F, LLC, a Florida limited liability company, formerly known as Innisbrook F, LLC ("Parcel F Purchaser"); GOLF HOST RESORTS, LLC, a Colorado limited liability company, formerly known as Golf Host Resorts, Inc., a Colorado corporation ("Golf Host"); and GTA IB, LLC, a Florida limited liability company; and consented to by GOLF TRUST OF AMERICA, L.P., a Delaware limited partnership (collectively, "GTA").

        THE PARTIES ENTER THIS SECOND AMENDMENT on the basis of the following facts,

        A.    As of March 29, 2004, Parcel F Purchaser and Golf Host entered into (with the consent of Golf Trust of America, L.P.) the Parcel F Development Agreement recorded in OR Book 13469, Page 480 of the Public Records of Pinellas County, Florida (as amended, the "Development Agreement").

        B.    As of March 11, 2005, Parcel F Purchaser and Golf Host entered into (with the consent of Golf Trust of America, L.P.) the First Amendment to the Parcel F Development Agreement.

        C.    Golf Host was the owner of the real property more particularly described on Exhibit A-1 to the Development Agreement (the "Golf Course Parcel") located within the community commonly known as "Innisbrook" upon which golf courses and other facilities are located (collectively, the "Club Facilities"). Subsequently, Golf Host conveyed all of its right, title, and interest in the Golf Course Parcel to GTA IB, LLC, a subsidiary of Golf Trust of America, L.P., and as a result thereof, GTA IB, LLC is hereby added as a party to the Development Agreement as the Golf Course Owner.

        D.    Golf Host is the owner of the real property more particularly described on Exhibit A-2 to the Development Agreement ("Parcel F") located within Innisbrook and adjacent to holes 8 through 14 of the 18 hole "Island" golf course located within the Golf Course Parcel (the "Island Course").

        E.    Golf Host intends to sell to Parcel F Purchaser, and Parcel F Purchaser intends to purchase from Golf Host, Parcel F pursuant to and in accordance with certain Amended and Restated Agreement For Sale And Purchase of Real Property—Parcel F dated June 29, 2004, which amended and restated that certain Agreement for Purchase and Sale of Real Property dated July 13, 2001 (as amended, "Purchase Agreement").

        F.     Parcel F Purchaser intends to develop Parcel F as a residential community pursuant to the Development Agreement containing common areas and a mixture of product types and not more than 400 residential units, as more particularly described in the Plans (as defined in the Development Agreement) as the Plans may be modified pursuant to the Development Agreement and such Parcel F development shall include without limitation the development of the Parcel F Access Road in accordance with the terms of the Development Agreement (collectively, the "Parcel F Development").

        G.    Subject to the usual and customary noise and other unavoidable impacts directly associated with the development of the Parcel F Development, Parcel F Purchaser has agreed pursuant to the Development Agreement (A) to undertake the Parcel F Development in accordance with the Plans and in such a manner so as to (i) avoid any unnecessary and/or avoidable disruption to the Club Facilities to the fullest extent practicable, (ii) comply with the limitations set forth in the Development Agreement including Exhibit N to the Development Agreement, and (iii) comply with all applicable laws, rules and regulations, and (B) to require purchasers of residential units located on Parcel F to promptly join the Innisbrook Resort and Golf Club.

        H.    Parcel F Purchaser, Golf Host, and GTA now agree to further amend the Development Agreement subject to the terms, provisions, and covenants contained in this Second Amendment.

        NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration the receipt of which and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Recitals.    The party making the respective foregoing Recitals represents that the respective Recitals are true and correct. The Recitals are incorporated into this Second Amendment by reference as binding provisions on the parties.

        2.    Definitions.    Certain defined terms used in this Second Amendment are denoted by the capitalizing of the first letter in such term. When used herein, such terms shall have the meaning given to them in the Development Agreement, unless either context or use clearly indicates otherwise or such terms are elsewhere herein defined.

        3.    Section 5.3.    Section 5.3 of the Development Agreement is hereby deleted in its entirety and the following Section 5.3.1 is substituted in lieu thereof:

          5.3.1    Improvements.    Parcel F Owner shall be solely responsible for all fees, costs and expenses of improvements (including, without limitation, securing all permits and other governmental approvals required in connection with the improvements described in this Section 5.3.1, Section 5.3.2, and Section 5.3.3) on (a) the Golf Course Parcel constructed by Golf Course Owner pursuant to this Agreement in accordance with Exhibit Q-1 and Exhibit Q-2 attached hereto, and (b) Parcel F and the Parcel F Access Road Parcel necessary to construct the Parcel F Development, including, without limitation, items which are contained in Exhibit Q-1 and Exhibit Q-2 and the roadway to be constructed upon Parcel F Access Road Parcel in (1) substantial accordance with and as described in the construction plans for the Parcel F Access Road prepared by King Engineering Associates dated July 23, 2001, SP# 1050.071, job number 1218-006-000, a true, correct and complete copy of which Parcel F Owner agrees it has provided to Golf Course Owner and GTA, and (2) accordance with all applicable governmental permits, approvals, laws and ordinances, and all drainage and wetland mitigation required in connection therewith. At anytime after Parcel F Owner's completion of Parcel F Access Road and all infrastructure improvements in connection therewith, upon receiving Golf Course Owner's written request, Parcel F Owner shall promptly execute and deliver a lien free bill of sale to Golf Course Owner, at Parcel F Owner's sole cost and expense, for all such improvements and all such improvements shall belong to and be the sole and exclusive property of Golf Course Owner with no rights vested in any other Person, including, without limitation, Parcel F Owner; provided, however, that Parcel F Owner and Parcel F Unit Owners shall have the right to use such improvements to the extent of the Easements granted to Parcel F Owner and Parcel F Unit Owners by Golf Course Owner under this Agreement or other rights of Parcel F Owner or Parcel F Unit Owners. Parcel F Owner, at its sole cost and expense, agrees that any and all necessary maintenance, repair and all other activities necessary to satisfy and comply with any governmental requirements with respect to Parcel F Access Road shall be the sole responsibility of Parcel F Owner and shall be performed by Parcel F Owner in a professional, high-quality manner and promptly and diligently completed once commenced by Parcel F Owner. If the Plans are modified in any way and the Golf Course Owner reasonably determines that the Golf Course Parcel is adversely impacted by such modification, in addition to those improvements described in Exhibit Q-1 and Exhibit Q-2, then Parcel F Owner shall either pay for or promptly reimburse Golf Course Owner for the cost of such additional improvements that are necessary, in Golf Course Owner's reasonable opinion, because of such changes. Parcel F Owner agrees that the scheduling of Parcel F Development construction that impacts the Golf Course Parcel improvements shall be reasonably coordinated with the construction of improvements to the Golf Course Parcel made in accordance with Exhibit Q-1 and Exhibit Q-2, in order to take into account optimum time frames for sodding, reseeding and overseeding of turf and other agronomic issues.

        4.    New Section 5.3.2.    The following new Section 5.3.2 shall be added to the Development Agreement.

          5.3.2    Relocation of Parcel F Access Road.    Subject to the obligations as described in Section 5.3.1, Parcel F Owner may elect, by notifying Golf Course Owner to attempt to shift the location of the Parcel F Access Road approximately 15 to 25 feet further away from hole 18 of the Island Golf Course ("Parcel F Access Road Relocation"); provided, however, that any such election by Parcel F Owner is subject to the prior written approval of Golf Course Owner in its sole discretion. Upon receipt of such election notice, Golf Course Owner shall have thirty (30) days to provide Parcel F Owner with a description of which of the improvements to the Parcel F Access Road Parcel and Golf Course Parcel as described in Exhibit Q-2, as the same may be amended by Parcel F Owner and Golf Course Owner as a result of the Relocation of Parcel F Access Road, that are contiguous to the 18th hole of the Island Golf Course will be required along with a cost estimate and cost cap for such improvements. Thereafter, Parcel F Owner shall have thirty (30) days from receipt to notify Golf Course Owner of its election to continue to pursue the Parcel F Access Road Relocation. In the event Parcel F Owner elects to continue to pursue the Parcel F Access Road Relocation, Parcel F Owner shall be required to (a) attempt to obtain, at Parcel F Owner's cost, all governmental permits and approvals necessary in order to construct the Parcel F Access Road in such new location, and (b) pay for the additional cost of construction, if any, of the Parcel F Access Road due to such new location above and beyond the cost of construction in the prior location. If Parcel F Owner makes such election to pursue the Relocation and Golf Course Owner consents to such election, Parcel F Owner agrees (i) to schedule all required activity such that the improvements contemplated in Exhibit Q-1 and any applicable improvements to the Parcel F Access Road Parcel and as described in Exhibit Q-2 that are contiguous to the 18th hole of the Island Golf Course shall be completed so that the Island Golf Course is open for full play at the start of the next "Active Golf Season" (i.e., the period October 1 through May 1), and (ii) to proceed with all reasonable due diligence to attempt to obtain all permits and approvals. At the point that Parcel F Owner has obtained approval for such permitting and notifies Golf Course Owner of its final and conclusive intention to complete the Parcel F Access Road Relocation, in order for Parcel F Owner to commence and complete its construction activity for the Parcel F Access Road Relocation in any given calendar year, Parcel F Owner must provide prior written notice to Golf Course Owner and Golf Course Owner must determine in its discretion that all construction of the Parcel F Access Road Relocation, the improvements described in Exhibit Q-1, and the required improvements described in Exhibit Q-2 as amended and undertaken by Parcel F Owner and Golf Course Owner, as applicable, as described above, can be reasonably completed prior to commencement of the Active Golf Season for that year. Upon the completion of the Parcel F Access Road Relocation, Parcel F Owner and Golf Course Owner agree to adjust the location of the Parcel F Access Road Parcel and corresponding easement to accommodate the final approved location of the road. If the permitting is not approved or if Parcel F Owner elects at any time to terminate its pursuit of the Parcel F Access Road Relocation, the Parcel F Access Road will be constructed in accordance with the current construction plans and in accordance with Sections 5.3.1 and 5.3.3.

        5.    New Section 5.3.3.    The following new Section 5.3.3 shall be added to the Development Agreement.

          5.3.3    Realignment of 18th Hole.    If Parcel F Owner has not elected to shift the location of the Parcel F Access Road pursuant to Section 5.3.2 or the Golf Course Owner has not consented to such election by Parcel F Owner, either party may elect, by notifying the other party prior to February 1 of any calendar year after the conveyance of Parcel F to the Parcel F Purchaser, to realign the 18th hole of the Island Course and to perform other related improvements to Parcel F Access Road as described on Exhibit Q-2 (the "Realignment"). The Realignment shall be undertaken by Golf Course Owner and the scope of such Realignment is described more particularly in Exhibit Q-2. The activity to be undertaken by Golf Course Owner shall be timed such that the Island Golf Course is open for full play at the start of the "Active Golf Season" (i.e., the period October 1 through May 1). Parcel F Owner shall be solely responsible for all fees, costs and expenses of the Realignment subject to the Realignment Cost Cap as described in Exhibit Q-2. If the costs of the Realignment are not paid directly by Parcel F Owner, Golf Course Owner shall submit on a monthly basis request(s) for reimbursement along with the relevant invoices and other documentation demonstrating the costs to Golf Course Owner of the Realignment. Golf Course Owner and Parcel F Owner agree to cooperate in undertaking such permitting immediately after either party exercises such election. Golf Course Owner and Parcel F Owner agree to proceed with all reasonable due diligence to obtain all permits and approvals necessary for the construction of the improvements described in this Section 5.3.3.

        6.    Exhibit Q.    Exhibit Q of the Development Agreement is hereby deleted in its entirety and Exhibit Q-1 hereto is substituted in lieu thereof.

        7.    New Exhibit Q-2.    The exhibit set forth as Exhibit Q-2 hereto shall be added to the Development Agreement as a new Exhibit Q-2.

        8.    Golf Course Parcel.    The defined term "Golf Course Parcel" excludes all real property that has been partially released from the GTA Mortgage as of the date of this Second Amendment.

        9.    Subordination of GTA Mortgage.    GTA is, as of the date of this Second Amendment, the mortgagee pursuant to the GTA Mortgage. GTA hereby confirms the subordination of its lien and rights under the GTA Mortgage to the Development Agreement and GTA will not foreclose or cancel any rights or interests of Golf Course Owner or Parcel F Owner or otherwise pursuant to the Development Agreement.

        10.    Miscellaneous.    Except as modified hereby, the Development Agreement shall remain unmodified and in full force and effect. In the event of any conflict between the provisions of this Second Amendment and the provisions of the Development Agreement, the provisions of this Second Amendment shall govern and control. This Second Amendment may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together shall constitute one complete agreement.

        IN WITNESS WHEREOF, the undersigned have executed this Second Amendment as of the day and year first above written.

SIGNED, SEALED AND DELIVERED in the Presence of:	PARCEL F, LLC, a Florida limited liability corporation, formerly known as Innisbrook F, LLC
	By:	/s/ STEVE SAMAHA
Print Name:	Name: Steve Samaha Its: Member

Print Name:
GOLF HOST RESORTS, LLC, formerly Golf Host Resorts, Inc.
	By:	/s/ ROBERT GEIMER
Print Name:	Name: Robert Geimer Its: Vice President

Print Name:
GTA IB, LLC, a Florida limited liability company
	By:	/s/ W. BRADLEY BLAIR, II
Print Name:	Name: W. Bradley Blair, II Its: Manager

Print Name:

        The undersigned hereby consents to this Second Amendment, subject to and in accordance with, the terms of this Second Amendment and all of the exhibits thereto.

GOLF TRUST OF AMERICA, L.P., a Delaware limited partnership
SIGNED, SEALED AND DELIVERED in the Presence of:	By:	GTA GP, INC., a Maryland corporation
	By:	/s/ W. BRADLEY BLAIR, II
Print Name:	Name: W. Bradley Blair, II Its: President and CEO

Print Name:

EXHIBIT Q-1

        The following is a description of the improvements required to repair and retrofit the Golf Course Parcel (excluding the construction of the improvements in the Parcel F Access Road and Easements including the resodding of any of the Easements resulting from Parcel F Owner's Development and further excluding any improvements [which detail shall be approved by Golf Course Owner and paid for by Parcel F Owner] necessary to reroute and/or replace the cart path and raise the grade on the Golf Course Parcel or Parcel F Access Road to accommodate the tie-in of the golf cart path to the Parcel F Access Road connecting Hole 17 green and Hole 18 tee box), including without limitation, changes to the irrigation system, cart and maintenance equipment path relocation, and shaping and recontouring of the Golf Course Parcel. Also included are sod areas needed for erosion control and sod areas that abut the cart paths to be installed on the easements to the right and left of hole 10. The estimated cost for the work described below is approximately $185,000.00 (the "Cost Estimate") and Golf Course Owner agrees that Parcel F Owner's responsibility to pay for such improvements shall not exceed $235,000.00 (the "Cost Cap"), subject to the Cost Cap Increase, if any, related to the construction of the pump house described below; and provided, further, that if such work is not completed on or before December 31, 2007, the Cost Cap will increase by 10% on January 1, 2008 and again on January 1 of each subsequent calendar year.

        The following is a hole by hole description of necessary work:

Hole 8:

        Clearing behind 8 green with the abrupt natural slope will require additional irrigation and sodding of the slope to prevent erosion. Additionally, there will be a 419 Bermuda buffer before transitioning into the typical St. Augustine grasses used by homeowners and construction tie-ins.

Hole 9:

        The 9-tee complex needs some additional irrigation and sodding for erosion control depending on how much clearing is done in this area. The same explanation as provided above applies to this tee surround area.

Hole 10:

        Irrigation to the right and left of 10 fairway will be minimally affected. There are several lines that will need to be stubbed out and fitted with 180-degree sprinkler heads. The green complex has existing heads that encroach on to Parcel F and will need to be redesigned to throw from the perimeter in. As stated above, there will be 419 Bermuda tie-ins required at various points in the property line.

Hole 11:

        The 11-tee complex will be bisected with a road resulting in a total redesigning of the irrigation for the black and gold tees and adjustments needed for the silver tees. Along with irrigation adjustments and the relocation of the control box immediately to the right of the black tee, the existing cart path will need to be relocated to the opposite side of the tee complex to compensate for slope.

        In the fairway at the location of the stormwater depression, we will have to move or replace approximately 500 feet of pipe, wire and tubing. The addition of irrigation heads will be determined by the slope and plantings along the dry retention. If sodding is necessary of the entire slope, this could require up to 50,000 square feet of 419 Bermuda. The Golf Course Owner will require final sign off on any elevation changes to the fairway, tie-ins and or plantings that would impact the Golf Course Parcel. The left side of the fairway will require extensive irrigation line stubbing with 180-degree replacement heads.

Holes 12 and 13:

        With respect to the fifteen foot utility easement along the north property line of hole 13, we will have to move approximately 200 yards of line and existing heads that are currently located 3 feet from the Highlands property line. There would be additional cost if the area were converted to anything other than the existing grass.

Hole 14:

        The location of the stormwater depression would require moving or replacing approximately 300 feet of pipe, wire and tubing. This area would be treated the same as the retention area adjacent to hole 11. The addition of irrigation heads will be determined by the slope and plantings along the dry retention. If sodding is necessary of the entire slope, this could require up to 20,000 square feet of Bermuda.

        Maintenance Equipment Access.    An estimated 1,200 linear feet of paths for maintenance equipment access from the 14th green complex across existing Range Road to the existing 10th tee cart path; from players left of Hole 10 fairway to players left of Hole 9 fairway and access to existing pump station adjacent to existing Range Road. [Not noted on the site plan nor provided as an easement, the existing access road from players right of fairway bunker on Hole 18 needs to be included in this equipment access expense.] Two 8" sleeves for any future irrigation also need to be installed at the time of construction. Materials used for path construction will be consistent with existing path tie-ins and or materials used for newly constructed sidewalks. The construction of the paths needs to meet stability requirements to withstand erosion and weight of vehicles used on the paths. There needs to be minimum of 5 feet of sod on either side of all equipment access paths for additional stability and erosion control.

        Resort Golf Course Mapping.    All resort and golf course mapping will need to be updated due to construction changes. These items include, but are not limited to, scorecards, yardage books, yardage guides and resort and course maps. In addition, relasering of the affected holes, relocated sprinkler heads, tee areas and re-installation of yardage monuments would need to be updated. Golf course tee signs would need to be updated to reflect the changes as well.

        Pump house.    The Florida Power access is included in the Cost Estimate and Cost Cap provided above. The relocation of main lines, dredging of the canal, proper water flow and access for on-going maintenance, and submersible pumps, etc. will need to be completed at the same time as the construction of the Parcel F Access Road because of the canal and the water flow issues. Up to $50,000 of improvements to the pump house in the pump house footprint shall be included in the Cost Estimate and Cost Cap; provided, however, if the cost of the construction of improvements to the pump house in the pump house footprint exceeds $50,000, then the amount that exceeds $50,000 shall constitute the Cost Cap Increase and such amount shall be paid for by Parcel F Owner and be added to the Cost Cap. All construction that affects the irrigation system should be subject to final approval by the Golf Course Owner with coordination sign off rights.

        All of the above costs shall be paid for by Parcel F Owner and shall be included in the work contemplated in Section 5.3.1 of the Development Agreement.

EXHIBIT Q-2

The Westin Innisbrook Golf Resort

        The following is an analysis of the estimated costs to realign the Island 18th fairway and establish a barrier along the Parcel F Access Road. The estimated cost for the work described below is approximately $250,000.00 and Golf Course Owner agrees that Parcel F Owner's responsibility to pay for such improvements shall not exceed $275,000.00 (the "Realignment Cost Cap"); provided, however, that if such Realignment is not completed on or before December 31, 2006, the Cost Cap will increase by 10% on January 1, 2007 and again on January 1 of each subsequent calendar year.

Item	Description	Estimated Cost
A	Removal and replacement of existing cart path	$11,545
B	Realignment of Tees	10,488
	Irrigation realignment of tees (in house)	4,000
C	Tree removal on left side of fairway	4,000
	Sop and fill (in house)	750
D	Fairway fill and sod materials	13,400
E	Netting with 60 foot utility poles	33,900
F	Landscape materials along the access road	147,000
	Contingency	24,917

	Estimated costs	$250,000

        All of the above costs shall be paid for by Parcel F Owner and shall be included in the work contemplated in Section 5.3.2 of the Development Agreement.